Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Royale Coach by Monaco, Inc., an Indiana Corporation.

MCC Acquisition Corporation, a Delaware Corporation.

Outdoor Resorts of Las Vegas, Inc., a Nevada Corporation.

Naples Motorcoach Resort, Inc., a Florida Corporation.

Outdoor Resorts Motorcoach Country Club, Inc., a California Corporation.

La Quinta Motorcoach Resort, Inc., a California Corporation.

R-Vision Holdings LLC, a Delaware Limited Liability Company.

R-Vision, Inc., an Indiana Corporation.

R-Vision Motorized, LLC, an Indiana Limited Liability Company

Roadmaster LLC, an Indiana Limited Liability Company.

Bison Manufacturing, LLC, an Indiana Limited Liability Company.